Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Minerals Technologies Inc.:

We consent to the use of our audit reports dated March 2, 2006, with respect to the consolidated balance sheets of Minerals Technologies Inc. and subsidiary companies as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and effectiveness of internal control over financial reporting as of December 31, 2005, incorporated by reference herein.

Our audit report refers to the Company's adoption in 2003 of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations."

/s/ KPMG LLP

New York, New York

October 26, 2006